Exhibit 99.1

Contact: Kendra Kimmons Vice President of Marketing & Communications 225-299-3708 kendra.kimmons@amedisys.com

Scott Ginn Promoted to Chief Financial Officer at Amedisys

BATON ROUGE, La., October 6, 2017 – Amedisys, Inc. (NASDAQ:AMED), a leading home health, hospice and personal care company, today announces the promotion of Scott Ginn to Chief Financial Officer, effective immediately. Gary D. Willis has resigned his position as CFO and accepted an executive vice president and CFO position with another healthcare company.

“I am really delighted to make this announcement. Scott recently served as our Chief Accounting Officer, and was responsible for all of our accounting operations, cost control systems and financial reporting,” said President and CEO Paul Kusserow. “During his more than ten years with Amedisys, he has made many significant contributions to the Company as Senior Vice President of Accounting and Controller and Senior Vice President of Finance and Accounting. He has played a pivotal role in leading financial operations and building strong relationships with our analysts, lenders and shareholders.”

In his leadership roles at Amedisys, Ginn has been responsible for all accounting functions including SEC reporting, payroll, budgeting and tax. Ginn has also successfully led the internal audit, SOX and risk management departments.

“When I first came to Amedisys, it was my goal to one day serve as its CFO,” stated Ginn. “It has been an exciting journey to be a part of the financial team that helped to grow our Company from a $500 million organization to $1.5 billion. I am committed to Amedisys and am excited to help achieve our growth strategies to allow us to take care of even more patients in the home.”

“Given Scott’s comprehensive experience; his leadership and teambuilding skills; decade of service with Amedisys; and deep knowledge of our three lines of business, he is the ideal successor as our Chief Financial Officer,” stated Kusserow. “Scott’s knowledge of our industry is unmatched.”

Prior to Amedisys, Ginn served as a Director at Postlethwaite & Netterville, a professional accounting and business advisory firm. He is a Certified Public Accountant and earned his bachelor’s degree in accounting from Louisiana State University.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 16,000 employees, in 432 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 385,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

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